Exhibit 10.2

FORM OF EMPLOYMENT AGREEMENT BY AND BETWEEN

HERITAGE FINANCIAL CORPORATION AND CENTRAL VALLEY BANK AND

D. MICHAEL BROADHEAD

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of this 3rd day of December, 2010, by and between Heritage Financial Corporation (the “Company”) and its wholly owned subsidiary Central Valley Bank (the “Bank”), and D. Michael Broadhead (the “Employee”).

WHEREAS, it is anticipated that the Employee will continue to make a major contribution to the success of the Company and the Bank in the position of President of the Bank;

WHEREAS, the board of directors of the Company and the board of directors of the Bank (collectively, the “Board of Directors”, and separately, the “Company Board of Directors” and the “Bank Board of Directors”, respectively) believe that it is in the best interests of the Company and the Bank to enter into this Agreement with the Employee; and

WHEREAS, the Board of Directors has approved and authorized the execution of this Agreement with the Employee.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein, it is AGREED as follows:

1. Definitions.

“Change in Control” means (i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any of the Consolidated Subsidiaries, any person (as hereinabove defined) acting on behalf of the Company as underwriter pursuant to an offering who is temporarily holding securities in connection with such offering, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of the Consolidated Subsidiaries, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company or the Bank representing 25% or more of the combined voting power of the Company’s or the Bank’s then outstanding securities; (ii) individuals who are members of the Company Board of Directors on the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the Effective Date whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board or whose nomination for election by the Company’s stockholders was approved by the nominating committee serving under an Incumbent Board or who was appointed as a result of a change at the direction of the Washington Department of Financial Institutions (“DFI”) or the Federal Deposit Insurance Corporation (“FDIC”), shall be considered a member of the Incumbent Board; (iii) the stockholders of the Company or the Bank approve a merger or consolidation of the Company or the Bank with any other corporation, other than (1) a merger or consolidation which would result in the voting securities of the Company or the Bank outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or the Bank, or such surviving entity outstanding immediately after such merger or consolidation, or (2) a merger or consolidation effected to implement a recapitalization of the Company or the Bank (or similar transaction) in which no person (as hereinabove defined) acquires more than 25% of the combined voting power of the Company’s or the Bank’s then outstanding securities; or (iv) the stockholders of the Company or the Bank approve a plan of complete liquidation of the Company or the Bank, or an agreement for the sale or disposition by the Company or the Bank of all or substantially all of the Company’s or the Bank’s assets (or any transaction having a similar effect); provided that the term “Change in Control” shall not include an acquisition of securities by an employee benefit plan of the Company or the Bank or a change in the composition of the Company Board of Directors or the Bank Board of Directors at the direction of the DFI or the FDIC. Notwithstanding anything herein to the contrary, the merger or consolidation of Central Valley Bank into Heritage Bank shall not constitute a “Change in Control” hereunder:

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Consolidated Subsidiaries” means any subsidiary or subsidiaries of the Company (or its successors) that are part of an affiliated group (as defined in Section 1504 of the Code, without regard to subsection (b) thereof) that includes the Company, specifically including Heritage Bank and Central Valley Bank.

“Date of Termination” means the date upon which the Employee experiences a Separation from Service, as specified in a notice of termination pursuant to Section 8 of this Agreement or the date a succession becomes effective under Section 13.

“Effective Date” means December 3, 2010.

“Involuntary Termination” means the Employee’s Separation from Service (i) by the Company and the Bank without the Employee’s express written consent; or (ii) by the Employee by reason of a material diminution of or interference with his duties, responsibilities or benefits as described in this sentence, if the Employee sends written notice to the Company and the Bank in accordance with Section 8 of this Agreement that an Involuntary Termination has occurred within 30 days of any of the following actions unless consented to in writing by the Employee: (1) a requirement that the Employee be based at any place other than Toppenish, Washington, or within a radius of 75 miles from the location of the Company’s administrative offices as of the Effective Date, except for reasonable travel on Company or Bank business; (2) a material demotion of the Employee (which shall not include the failure of either Board of Directors to retain the Employee as President of the Bank subsequent to his appointment on account of the termination of this Agreement, or if such demotion is necessary to comply with TARP or any other regulatory compliance requirement, including but not limited to enforcement matters between the Bank, the FDIC and/or the DFI and the Company and the Federal Reserve Bank of San Francisco (referred to herein as a “Regulatory Compliance Requirement”)); (3) a material reduction in the Employee’s authority, duties or responsibilities; (4) a reduction in the

Employee’s Salary, other than (A) as part of an overall program applied uniformly and with equitable effect to all members of the senior management of the Company or the Bank, and (B) as required to comply with a Regulatory Compliance Requirement); and (5) the failure of the Bank Board of Directors (or a board of directors of a successor of the Bank) to elect the Employee as the President of the Bank (or a successor of the Bank) or any action by the Bank Board of Directors (or a board of directors of a successor of the Bank) removing the Employee from such office. The term “Involuntary Termination” does not include Termination for Cause, Separation from Service due to death or permanent disability pursuant to Section 7(f) of this Agreement, retirement or suspension or temporary or permanent prohibition from participation in the conduct of the Bank’s affairs under Section 8 of the Federal Deposit Insurance Act (“FDIA”).

“SEO” means “senior executive officer”, as that phrase is defined under the TARP Requirements.

“MHCE” means “most highly compensated employee”, as that phrase is defined under the TARP Requirements.

“Section 409A” means Section 409A of the Code and the regulations and guidance of general applicability issued thereunder.

“Separation from Service” shall have the same meaning as in Section 409A, taking into account the rules and presumptions provided for in Treasury Regulation Section 1.409A-1(h) or any successor regulation. Notwithstanding the foregoing, for purposes of determining whether the Employee is entitled to a payment on account of Involuntary Termination under Section 7(a) or Section 7(d) of this Agreement, the term “Separation from Service” shall require the complete cessation of services to the Bank, the Company and all Consolidated Subsidiaries.

“TARP” means the Troubled Asset Relief Program of the United States Department of the Treasury.

“TARP Period” means the period beginning with the Company’s receipt of any financial assistance under TARP and ending on the last date upon which any obligation arising from such financial assistance remains outstanding (disregarding any warrants to purchase common stock of the Company that may be held by the United States Treasury).

“TARP Recipient” shall mean an entity receiving financial assistance under TARP.

“TARP Requirements” shall mean the regulations and guidance of general applicability issued by the United States Department of the Treasury pursuant to TARP (including but not limited to the interim final rule issued under TARP), as well as any TARP-related restrictions that specifically apply to the Company or the Bank.

“Termination for Cause” and “Terminated for Cause” mean the Employee’s

Separation from Service with the Company or the Bank because of (i) the Employee’s personal dishonesty, (ii) the Employee’s misconduct (whether or not willful), (iii) the Employee’s breach of a fiduciary duty involving the Company or the Bank (whether or not for personal profit), (iv) the Employee’s intentional failure to perform stated duties (unless Employee is prevented from performing such duties because he is disabled (within the meaning of Section 7(f)) or suffering from a medical condition that reasonably prevents him from performing such duties despite following a treatment plan provided by a physician or licensed medical specialist), (v) the Employee’s willful violation of any law, rule, or regulation (other than traffic violations or offenses that are classified as misdemeanors) or final cease-and-desist order, (vi) specifically identified actions or inactions by the Employee that the Employee knows or reasonably should know would materially and adversely increase the Company or the Bank’s credit, market, liquidity, operational, legal, compliance and/or reputational risks, (vii) material violations of the TARP requirements, or (viii) the Employee’s material breach of any provision of this Agreement, unless the Employee cures such material breach within thirty (30) days after a written notice describing such material breach is received by the Employee. No act or failure to act by the Employee shall be considered willful unless the Employee acted or failed to act with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Company or the Bank. The Employee shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to the Employee a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors at a meeting of the Board of Directors duly called and held for such purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with the Employee’s counsel, to be heard before the Board of Directors), stating that in the good faith opinion of the Board of Directors the Employee has engaged in conduct described in the preceding sentence and specifying the particulars thereof in detail.

“Voluntary Termination” means the Employee’s Separation From Service pursuant to Section 7(c).

2. Term. The initial term of this Agreement shall be from the Effective Date through March 31, 2012. Commencing on April 1, 2012, the term of this Agreement shall be a period of one (1) year and on each April 1 beginning on April 1, 2013, the term of this Agreement shall be extended for a period of one year, all subject to earlier termination as provided herein. The first two sentences of this Section 2 are subject to the following conditions: (i) neither the Employee nor the Company or the Bank has given notice to the other in writing at least 90 days prior to April 1 of each year, beginning on April 1, 2012, that this Agreement shall not be extended further; and (ii) prior to the end of the then-current term, the Board of Directors, or with respect to the Company Board of Directors and the Bank Board of Directors, as the case may be, a committee of such Board of Directors which has been delegated authority to act on such matters by such Board of Directors (with respect to each Board of Directors, the “Committee”), explicitly reviews and approves the extension. Reference herein to the term of this Agreement shall refer to both the initial term and any extended terms.

3. Employment. The Employee shall be employed as the President of the Bank. The Employee shall render all services and possess the powers as are customarily performed by persons situated in similar executive capacities, and shall have such other powers and duties as the Board of Directors may prescribe from time to time. The Employee shall also render services to any subsidiary or subsidiaries of the Company or the Bank as requested by the Company or the Bank from time to time consistent with his executive position. The Employee shall devote his best efforts and reasonable time and attention to the business and affairs of the Company and the Bank to the extent necessary to discharge his responsibilities hereunder. The Employee shall perform his duties under this Agreement in accordance with such reasonable standards expected of persons with comparable positions in comparable organizations and as may be established from time to time by the Board of Directors. The Employee may (i) serve on charitable or civic boards or committees and, in addition, on such corporate boards as are approved in a resolution adopted by a majority of the Board of Directors or the Committee, which approval shall not be withheld unreasonably, and (ii) manage personal investments, so long as such activities do not interfere materially with performance of his responsibilities hereunder. If the Employee is appointed as a Director of the Company, and the Employee subsequently ceases to be an officer of the Company, the Employee shall immediately tender his resignation as a Director of the Company. If the Employee is appointed a Director of the Bank, and the Employee subsequently ceases to be an officer of the Bank, then the Employee shall immediately tender his resignation as a Director of the Bank.

4. Cash Compensation.

(a) Salary. The Company and the Bank jointly agree to pay the Employee during the term of this Agreement a base salary (the “Salary”) in the annualized amount of $175,008. The Employee’s Salary shall be paid in accordance with the Company or Bank’s customary payroll practices and shall be subject to applicable tax withholding. The amount of the Employee’s Salary shall be increased from time to time in accordance with the amounts of salary approved by both of the Board of Directors or their Committees. The amount of the Salary shall be reviewed by the both of the Board of Directors of the Company and the Board of Directors of the Bank, or their Committees, at least annually during the term of this Agreement.

(b) Bonuses. The Employee shall be entitled to participate in an equitable manner with all other executive officers of the Company and the Bank in such performance-based and discretionary bonuses, if any, as are authorized and declared by the Board of Directors or the Committee for executive officers. Bonuses provided for under this Agreement shall be paid no later than 2 1/2 months after the end of the year in which the Employee obtains a legally binding right to such payments (or such other time that still qualifies the payment as a “short-term deferral” under Section 409A, unless the parties enter into an agreement that complies with Section 409A). Notwithstanding the foregoing, during such time as the Company is a TARP Recipient, if the TARP Requirements would preclude the payment of such bonuses to the Employee (on account of his being an SEO, MHCE, or otherwise), then any bonuses payable hereunder shall be reduced or eliminated to the extent necessary to comply with the TARP Requirements.

(c) Expenses. The Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Employee in performing services under this Agreement in accordance with the policies and procedures applicable to the executive officers of the Company and the Bank, provided that the Employee accounts for such expenses as required under such policies and procedures.

5. Benefits.

(a) Participation in Benefit Plans. The Employee shall be entitled to participate, to the same extent as executive officers of the Company and the Bank generally, in all plans of the Company and the Bank relating to pension, retirement, thrift, profit-sharing, savings, group or other life insurance, hospitalization, medical and dental coverage, travel and accident insurance, education, cash bonuses, and other retirement or employee benefits or combinations thereof. In addition, the Employee shall be entitled to be considered for benefits under all of the stock and stock option related plans in which the Company and the Bank’s executive officers are eligible or become eligible to participate. Notwithstanding the foregoing, if during the TARP Period the TARP Requirements would preclude the payment, provision or grant of any of the items described in this Section 5(a) to the Employee (on account of his being an SEO, an MHCE or otherwise), then the payment, provision or granting of any such items payable hereunder shall be prohibited to the extent necessary to comply with the TARP Requirements.

(b) Fringe Benefits. The Employee shall be eligible to participate in, and receive benefits under, any other fringe benefit plans or perquisites which are or may become generally available to the Company or the Bank’s executive officers, including but not limited to supplemental retirement, deferred compensation programs, supplemental medical or life insurance plans, physical examinations, financial planning and tax preparation services, except as limited or prohibited under TARP while the Company is a TARP Recipient.

(c) Automobile. The Employee shall be provided an automobile for his business use, at the Company and the Bank’s joint expense. The automobile provided shall be determined by the Company’s Chief Executive Officer in his or her sole discretion, taking into account the reasonable preferences of the Employee and his position with the Company and the Bank.

6. Vacations; Leave. At such reasonable times as the Board of Directors or the Committee shall in its discretion permit, the Employee shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment under this Agreement, all such voluntary absences to count as vacation time; provided that:

(a) The Employee shall be entitled to any annual vacation in accordance with the policies as periodically established by the Board of Directors or the Committee for senior management officials of the Company and the Bank, which shall in no event be less than the current policies of the Company and the Bank.

(b) The timing of vacations shall be scheduled in a reasonable manner by the Employee. The Employee shall not be entitled to receive any additional compensation from the Company or the Bank on account of his failure to take a vacation; nor shall he be entitled to accumulate unused vacation from one fiscal year to the next except to the extent authorized by the Board or the Committee for senior management officials of the Company or the Bank.

(c) In addition to the aforesaid paid vacations, the Employee shall be entitled without loss of pay, to absent himself voluntarily from the performance of his employment with the Company and the Bank for such additional period of time and for such valid and legitimate reasons as each Board of Directors or the Committee in its sole discretion may determine. Further, each Board of Directors or the Committee shall be entitled to grant to the Employee a leave or leaves of absence with or without pay at such time or times and upon such terms and conditions as each Board of Directors or the Committee in its sole discretion may determine.

(d) In addition, the Employee shall be entitled to annual sick leave as established by each Board of Directors or the Committee for senior management officials of the Company and the Bank. In the event any sick leave time shall not have been used during any year, such leave shall accrue to subsequent years only to the extent authorized by each Board of Directors or the Committee in its sole discretion. Upon termination of the Employee’s employment with the Company and the Bank, the Employee shall not be entitled to receive any additional compensation from the Company and the Bank for unused sick leave, except to the extent authorized by each Board of Directors or the Committee.

7. Termination of Employment.

(a) Involuntary Termination. Subject to the applicable provisions of this Section 7, and the notice provisions in Section 8, the Board of Directors may terminate the Employee’s employment at any time, but, except in the case of Termination for Cause, termination of employment shall not prejudice the Employee’s right to compensation or other benefits under this Agreement. In the event of Involuntary Termination by the Company and the Bank or the Employee, other than after a Change in Control, the Company and the Bank jointly shall (1) pay to the Employee his Salary (at the rate in effect immediately prior to the Date of Termination, in accordance with the Bank’s payroll practices and subject to applicable withholding requirements) over a one-year period commencing on the Date of Termination, (2) pay to the Employee any bonus or other incentive compensation to which the Employee has a legally binding right as of the Date of Termination in accordance with the payment terms of the incentive compensation arrangement, and (3) provide to the Employee, over the period described in Section 7(a)(1) substantially the same group life insurance, hospitalization, medical, dental, prescription drug and other health benefits, and long-term disability insurance (if any) for the benefit of the Employee and his dependents and beneficiaries who would have been eligible for such benefits if the Employee had not suffered Involuntary Termination, on terms substantially as favorable to the Employee, taking into account the amounts of coverage and deductibles and other costs to him, as if he had not suffered Involuntary Termination (except that any such coverage shall cease if and when the Employee is no longer covered under an insurance program made available by the Bank to employees generally). In addition, any equity awards granted to the Employee by the Company (under the 2010 Omnibus Equity Plan or otherwise) that are subject to vesting, performance or target requirements shall be treated as having satisfied such vesting, performance or target requirements as of the date of the Employee’s Involuntary Termination.

(b) Termination for Cause. In the event of Termination for Cause, the Company and the Bank shall jointly pay to the Employee the Salary and provide benefits under this Agreement only through the Date of Termination, and shall have no further obligation to the Employee under this Agreement.

(c) Voluntary Termination. The Employee’s employment may be voluntarily terminated by the Employee at any time upon at least 90 days’ written notice to the Company and the Bank or such shorter period as may be agreed upon between the Employee and the Board of Directors. In the event of such voluntary termination, the Company and the Bank shall be jointly obligated to continue to pay to the Employee the Salary and provide benefits under this Agreement only through the Date of Termination, at the time such payments are due, and shall have no further obligation to the Employee under this Agreement.

(d) Change in Control. In the event of an Involuntary Termination within 12 months after a Change in Control, the Company and the Bank jointly shall (1) pay to the Employee in a lump sum in cash within 25 business days after the Date of Termination an amount equal to two times the Employee’s Salary (determined as of the Date of Termination); and (2) provide to the Employee during the period described in Section 7(a)(1) substantially the same group life insurance, hospitalization, medical, dental, prescription drug and other health benefits, and long-term disability insurance (if any) for the benefit of the Employee and his dependents and beneficiaries who would have been eligible for such benefits if the Employee had not suffered Involuntary Termination, on terms substantially as favorable to the Employee, taking into account the amounts of coverage and deductibles and other costs to him, as if he had not suffered Involuntary Termination. In addition, any equity awards granted to the Employee by the Company (under the 2010 Omnibus Equity Plan or otherwise) that are subject to vesting, performance or target requirements shall be treated as having satisfied such vesting, performance or target requirements as of the date of the Employee’s Involuntary Termination. Notwithstanding any other provision of this Agreement, if payments and the value of benefits received or to be received under this Agreement, together with any other amounts and the value of benefits received or to be received by the Employee, would cause any amount to be nondeductible by the Company or any of the Consolidated Subsidiaries for federal income tax purposes pursuant to or by reason of Code Section 280G, then payments and benefits under this Agreement shall be reduced (not less than zero) to the extent necessary so as to maximize the economic present value of benefits to be received by the Employee, as determined by the Compensation Committee of the Company Board of Directors as of the date of the Change in Control using the discount rate required by Code Section 280G(d)(4), without causing any amount to become nondeductible pursuant to or by reason of Code Section 280G.

(e) Death. In the event of the death of the Employee while employed under this Agreement and prior to any termination of employment, the Company and the Bank jointly shall pay to the Employee’s estate, or such person as the Employee may have previously designated in writing, the Salary which was not previously paid to the Employee and which he would have earned if he had continued to be employed under this Agreement through the last day of the calendar month in which the Employee died, together with the benefits provided hereunder through such date.

(f) Disability. If the Employee becomes entitled to benefits under the terms of the then-current disability plan, if any, of the Company or the Bank (the “Disability Plan”) or becomes otherwise unable to fulfill his duties under this Agreement, he shall be entitled to receive such group and other disability benefits, if any, as are then provided by the Company or the Bank for executive employees. In the event of such disability, this Agreement shall not be suspended, except that (i) the obligation to pay the Salary to the Employee shall be reduced in accordance with the amount of disability income benefits received by the Employee, if any, pursuant to this paragraph such that, on an after-tax basis, the Employee shall realize from the sum of disability income benefits and the Salary the same amount as he would realize on an after-tax basis from the Salary if the obligation to pay the Salary were not reduced pursuant to this Section 7(f); and (ii) upon a resolution adopted by a majority of the disinterested members of the Board of Directors or the Committee, the Company or the Bank may discontinue payment of the Salary beginning six months following a determination that the Employee has become entitled to benefits under the Disability Plan or otherwise unable to fulfill his duties under this Agreement. If the Employee’s disability does not constitute a disability within the meaning of Section 409A, and the Employee is a “specified employee” within the meaning of Section 409A, then payments under this Section 7(f) shall not commence until the earlier of the Employee’s death or the sixth month anniversary of the Employee’s Separation from Service, with any delayed payments being made with the first permissible payment.

(g) Limitations on Payments Under Sections 7(a) and 7(d).

(1) No benefit shall be paid under Section 7(a) or Section 7(d) if the Employee’s termination of employment is not on account of an Involuntary Termination or if the Employee is Terminated for Cause. No benefit shall be paid under Section 7(d) unless a Change in Control has occurred.

(2) If amounts are payable under Section 7(a), then no amount shall be due under Section 7(d), and vice versa.

(3) No payment shall be made under Section 7(a) or Section 7(d) that would cause the Bank to be “undercapitalized” for purposes of 12 C.F.R. Part 325 or any successor provision.

(4) Payments due under Sections 7(a) and 7(d) shall be conditioned on the Employee’s signing of a release substantially in the form provided in Exhibit A, which is attached hereto and incorporated into this Agreement by this reference.

(5) Payments due under Section 7(a) and 7(d) shall be conditioned on the Employee’s compliance with Sections 9, 10 and 11 of this Agreement. If the Employee does not comply with Sections 9, 10 or 11 of this Agreement, then he shall be required to return to the Company and the Bank (upon written request) the amounts received by him under Section 7(a) or Section 7(d), as the case may be. In the case of noncash benefits, the equivalent value of the benefit shall be repaid, as determined by the Company (or in the case of a Change in Control, its successor).

(6) To the extent the taxable payments under Section 7(a) or Section 7(d) would be considered deferred compensation to which no exception under Section 409A applies (e.g., short-term deferrals), and the Employee is considered a “specified employee” (as defined in Section 409A), then no deferred compensation shall be paid until the 185th day following the Employee’s Separation from Service (and any deferred compensation the payment of which is delayed on account of the foregoing shall be paid on such 185th day). The preceding sentence shall be applied by (i) treating as much of the payment as “separation pay due to involuntary separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(b)(9)) (“Separation Pay”) as is possible, so that such Separation Pay may be paid without regard to the preceding sentence, and (ii) treating the Separation Pay as paid prior to the deferred compensation, to the extent permitted by Section 409A.

(7) If paying or providing any benefit described in Section 7(a) or Section 7(d) would give rise to an excise tax to the Company or the Bank or not be deductible by the Company or the Bank (other than on account of Section 162(m) of the Code), or the coverage is no longer available to the Employee but still is available to employees generally, then the Company, at its sole discretion, may not provide such benefit to the Employee, and instead provide the Employee (in consultation with the Bank and the Employee) with an alternative form of compensation with an equivalent value to the benefit(s) that is not paid.

(8) Notwithstanding anything herein to the contrary, no amount shall be payable under Section 7(a) or Section 7(d) if such payment becomes an obligation of the Company or the Bank while the Company is a TARP Recipient during the TARP Period and the Employee is not permitted to receive those payments under the TARP Requirements (on account of being an SEO, MHCE, or otherwise).

(h) Temporary Suspension or Prohibition. If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the FDIA, 12 U.S.C. Section 1818(e)(3) and (g)(1), or pursuant to Section 30.12.040 of the Revised Code of Washington (“R.C.W.”), the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Employee all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate in whole or in part any of its obligations which were suspended, all in a manner that does not violate Section 409A.

(i) Permanent Suspension or Prohibition. If the Employee is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the FDIA, 12 U.S.C. Section 1818(e)(4) and (g)(1), or pursuant to R.C.W. Section 30.12.040, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(j) Default of the Bank. If the Bank is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the contracting parties.

(k) Termination by Regulators. All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank: (1) at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA; or (2) by the FDIC, at the time it approves a supervisory merger to resolve problems related to operation of the Bank. Any rights of the parties that have already vested, however, shall not be affected by any such action.

(l) Further Reductions. Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

8. Notice of Termination. In the event that the Company or the Bank, or both, desire to terminate the employment of the Employee during the term of this Agreement, the Company or the Bank, or both, shall deliver to the Employee a written notice of termination, stating whether such termination constitutes Termination for Cause or Involuntary Termination, setting forth in reasonable detail the facts and circumstances that are the basis for the termination, and specifying the date upon which employment shall terminate, which date shall be at least 30 days after the date upon which the notice is delivered, except in the case of Termination for Cause. In the event that the Employee determines in good faith that he has experienced an Involuntary Termination of his employment, he shall send a written notice to the Company and the Bank stating the circumstances that constitute such Involuntary Termination and the date upon which his employment shall have ceased due to such Involuntary Termination. In the event that the Employee desires to effect a Voluntary Termination, he shall deliver a written notice to the Company and the Bank, stating the date upon which employment shall terminate, which date shall be at least 90 days after the date upon which the notice is delivered, unless the parties agree to a date sooner.

9. Noncompetition; Confidentiality; Nonsolicitation.

(a) Noncompetition. For a one-year period after the Date of Termination (the “Noncompete Period”), the Employee shall not become involved, directly or indirectly, with a Competing Business or serve, directly or indirectly, a Competing Business in any manner, including, without limitation, as a shareholder, member, partner, director, officer, manager, investor, organizer, founder, employee, consultant or agent. However, the Employee may acquire and own an interest not to exceed one percent (1%) of the total equity interest in any publicly held entity whose securities are listed on a national exchange, whether or not such entity is a Competing Business. “Competing Business” means any financial institution or trust company that maintains a banking office in any county in which the Bank maintains a banking office. The term “Competing Business” includes, without limitation, any start-up or other financial institution or trust company in formation.

(b) Confidential Information. The Employee acknowledges that in the course of the Employee’s employment, the Employee will have or obtain knowledge of confidential information and other secrets concerning the Company, Heritage Bank and Central Valley Bank and their businesses, plans and strategies, their actual and prospective customers, and other matters which are valuable to Company, Heritage Bank and Central Valley Bank and which the Company, Heritage Bank and Central Valley Bank do not want disclosed (“Confidential Information”). The Employee will not during and after the term of this Agreement, disclose to any other person or entity any Confidential Information concerning the Company, Heritage Bank and Central Valley Bank, their business operations or customers, or use for his own purposes or permit or assist others in the use of such Confidential Information, unless (1) the Company Board of Directors consents to the use or disclosure of the information, (2) the use or disclosure is consistent with the Employee’s duties under this Agreement, (3) such information is generally available to the public, or (4) disclosure is required by law or court order.

(c) Nonsolicitation. During the term of this Agreement and the Noncompete Period, the Employee will not solicit any Customer of the Company or the Bank for services or products then provided by the Company, Heritage Bank and Central Valley Bank,. For purpose of this Section, “Customers” are defined as (1) all customers serviced by the Company, Heritage Bank and Central Valley Bank, or any of the Consolidated Subsidiaries at any time within 12 months before termination of the Employee’s employment, (2) all customers and potential customers whom the Company, Heritage Bank and Central Valley Bank, or any of the Consolidated Subsidiaries, with the knowledge or participation of the Company, Heritage Bank and Central Valley Bank, or any of the Consolidated Subsidiaries, actively solicited at any time during 12 months before termination of the Employee’s employment, and (3) all successors, owners, directors, partners and management personnel of the customers described in (1) or (2).

(d) Nonraiding of Employees. The Employee recognizes that the workforce of the Company, Heritage Bank and Central Valley Bank is a vital part of their businesses; therefore, during the Noncompete Period, the Employee will not directly or indirectly recruit or solicit any Employee (as defined below) to leave his or her employment with the Company, the Bank, or any of the Consolidated Subsidiaries. Without limiting the foregoing, this includes that the Employee will not (1) disclose to any third party the names, backgrounds, or qualifications of any of the Employees or otherwise identify them as potential candidates for employment, or (2)

personally or through any other person approach, recruit, interview or otherwise solicit Employees to work for any other employer. For purposes of this Section, “Employees” means all employees working for the Company, Heritage Bank and Central Valley Bank, or any of the Consolidated Subsidiaries at the time of the Employee’s Date of Termination.

(e) Injunctive Relief. The Employee acknowledges that it is impossible to measure in money the damages that will accrue to the Company, Heritage Bank and Central Valley Bank, if the Employee fails to observe the covenants in this Section 9 (the “Restrictive Covenants”); therefore, the Restrictive Covenants may be enforced by an action at law for damages and by an injunction or other equitable remedies to prohibit the restricted activity. The Employee hereby waives the claim or defense that an adequate remedy at law is available to the Company, Heritage Bank and Central Valley Bank. Nothing set forth herein shall prohibit the Company, Heritage Bank and Central Valley Bank from pursuing all remedies available to them.

(f) Reasonableness. The parties agree that this Agreement in its entirety, and in particular the Restrictive Covenants, are reasonable both as to time and scope. The parties additionally agree (1) that the Restrictive Covenants are necessary for the protection of the Company and the Bank’s business and goodwill; (2) that the Restrictive Covenants are not any greater than are reasonably necessary to secure the Company and the Bank’s business and goodwill; and (3) that the degree of injury to the public due to the loss of the service and skill of the Employee or the restrictions placed upon the Employee’s opportunity to make a living with the Employee’s skills upon enforcement of said restraints, does not and will not warrant non-enforcement of said restraints. The parties agree that if the scope of the Restrictive Covenants is adjudged too broad to be capable of enforcement, then the parties authorize said court or arbitrator to narrow the Restrictive Covenants so as to make them capable of enforcement, given all relevant circumstances, and to enforce the same.

(g) Survival. This Section 9 shall survive the termination of this Agreement.

10. Creative Work. The Employee agrees that all creative work and work product, including but not limited to all technology, business management tools, processes, software, patents, trademarks, and copyrights developed by the Employee during employment with the Company and the Bank, regardless of when or where such work or work product was produced, constitutes work made for hire, all rights of which are owned by the Company or the Bank. The Employee hereby assigns to the Bank or the Company, as they may designate, all rights, title, and interest, whether by way of copyrights, trade secret, trademark, patent, or otherwise, in all such work or work product, regardless of whether the same is subject to protection by patent, trademark, or copyright laws.

11. Return of Property. If and when the Employee ceases for any reason to be employed by the Company and the Bank, the Employee shall, on the Date of Termination, return to the Company and the Bank all keys, pass cards, identification cards and any other property of the Company or the Bank, and disclose all computer user identifications and passwords used by Employee in the course of employment or necessary for accessing information on Company and the Bank’s computer systems. At the same time, the Employee also must return to the Company and the Bank no later than the Date of Termination, all originals and copies (whether in hard copy, electronic or other form) of any documents, drawings, notes, memoranda, designs, devices, diskettes, tapes, manuals, and specifications which constitute proprietary information or material of the Company and the Bank. The obligations in this paragraph include the return of documents and other materials that may be in any location under the Employee’s control.

12. No Assignments.

(a) This Agreement is personal to each of the parties hereto, and no party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that the Company and the Bank shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) by an assumption agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company and/or the Bank would be required to perform it, if no such succession or assignment had taken place. Failure to obtain such an assumption agreement prior to the effectiveness of any such succession or assignment shall be a breach of this Agreement and shall entitle the Employee to compensation and benefits from the Company and the Bank in the same amount and on the same terms as the compensation and benefits that would be payable to Employee pursuant to Section 7(d) of this Agreement without regard to whether a Change in Control has occurred. For purposes of implementing the provisions of this Section 12(a), the date on which any such succession becomes effective shall be deemed the Date of Termination.

(b) This Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. In the event of the death of the Employee, unless otherwise provided herein, all amounts payable hereunder shall be paid to the Employee’s devisee, legatee, or other designee or, if there be no such designee, to the Employee’s estate.

13. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, to the Company and the Bank at their home offices, to the attention of the Board of Directors with a copy to the Secretary of the Company and the Secretary of the Bank, or, if to the Employee, to such home or other address as the Employee has most recently provided in writing to the Company or the Bank.

14. Amendments. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

15. Headings. The headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

16. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

17. Governing Law. This Agreement shall be governed by the laws of the State of Washington.

18. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Notwithstanding the foregoing, the Company, the Bank or both may resort to the Superior Court of Thurston County, Washington for injunctive and such other relief as may be available in the event that the Employee engages in conduct, after termination of the Agreement that amounts to a violation of the Washington Trade Secrets Act or amounts to unlawful interference with the business expectations of the Company or the Bank. The FDIC may appear at any arbitration hearing but the decision is not binding on the FDIC.

19. Deferral of Non-Deductible Compensation. In the event that the Employee’s aggregate compensation (including compensatory benefits which are deemed remuneration for purposes of Code Section 162(m)) from the Company and the Consolidated Subsidiaries for any calendar year exceeds the maximum amount of compensation deductible by the Company or any of the Consolidated Subsidiaries in any calendar year under Code Section 162(m) (the “maximum allowable amount”), then any such amount in excess of the maximum allowable amount shall be mandatorily deferred with interest thereon at four percent (4%) per annum to a calendar year such that the amount to be paid to the Employee in such calendar year, including deferred amounts and interest thereon, does not exceed the maximum allowable amount. Subject to the foregoing, deferred amounts including interest thereon shall be payable at the earliest time permissible, as required by Section 409A.

20. Global TARP Limitation. Notwithstanding anything herein to the contrary: during the TARP Period all amounts payable hereunder shall be subject to and limited by the TARP Requirements as in effect from time to time (regardless of whether the terms hereof specifically refer to TARP or the TARP Requirements). The Employee hereby voluntarily waives any claim against the Company or the Bank for any changes to his compensation, bonus, incentive and other benefit plans, arrangements, policies and agreements (including golden parachute agreements and tax gross-ups) that are required to comply with the TARP Requirements (regardless of whether the compensation, benefit or other amount is payable under this Agreement). This waiver includes all claims the Employee may have under the laws of the United States or any state related to the requirements imposed by the TARP Requirements, including, without limitation, a claim for any compensation or other payments Employee would otherwise receive.

21. Adjustments to Comply with Final Interagency Guidance on Sound Incentive Compensation Policies. Notwithstanding anything herein to the contrary, the compensation or benefits provided under this Agreement are subject to modification, elimination, adjustment, deferral or return as necessary to comply with requirements imposed by the Company’s Board of Directors to comply with the “Final Interagency Guidance on Sound Incentive Compensation Policies” issued on an interagency basis by the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation and the Office of Thrift Supervision, effective June 25, 2010 (the “Interagency Guidance Compliance Requirements”). The Employee hereby voluntarily waives any claim against the Company or the Bank for any changes to his compensation, bonus, incentive and other benefit plans, arrangements or policies provided for under this Agreement that are required to comply with the Interagency Guidance Compliance Requirements.

22. Scope of Company and Bank Obligations. Although the Company and the Bank have jointly obligated themselves to the Employee under certain provisions of this Agreement, in no event is the Employee entitled to more than what is provided for hereunder, i.e., no duplicative payments shall be provided for hereunder.

23. Knowing and Voluntary Agreement. Employee represents and agrees that he has read this Agreement, understands its terms, and that he has the right to consult counsel of choice and has either done so or knowingly waives the right to do so. Employee also represents that he has had ample time to read and understand the Agreement before executing it and that he enters into this Agreement without duress or coercion from any source.

* * * * *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

Attest:

HERITAGE FINANCIAL CORPORATION

/s/ Kaylene Lahn	By:	/s/ Brian L. Vance
Kaylene Lahn, Corporate Secretary
	Its:	President and CEO

Attest:
CENTRAL VALLEY BANK

/s/ Kaylene Lahn	By:	/s/ Brian L. Vance
Kaylene Lahn, Corporate Secretary
	Its:	CEO

EMPLOYEE

/s/ D. Michael Broadhead

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